Exhibit 10.1

CREDIT AGREEMENT

dated as of June 27, 2006

among

TETRA Technologies, Inc.

and

Certain of Its Subsidiaries,

as Borrowers;

The Lenders From Time to Time Party Hereto;

JP MORGAN CHASE BANK, N.A.,

as Administrative Agent;

BANK OF AMERICA, NATIONAL ASSOCIATION

and

WELLS FARGO BANK, N.A.,

as Syndication Agents;

and

COMERICA BANK,

as Documentation Agent

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC

as Co-Lead Arrangers and Co-Bookrunners

(i)

(Continued)

(ii)

(Continued)

(iii)

(Continued)

SCHEDULED AND EXHIBITS:

Exhibit A – Assignment and Assumption

Exhibit B – Compliance Certificate

Exhibit C-1 – Revolving Note

Exhibit C-2 – Swingline Note

Exhibit D – Assumption Agreement

Schedule 1.01 – Eurocurrency Payment Offices

Schedule 2.01 – Commitments

Schedule 3.12 – Subsidiaries

Schedule 6.02 – Existing Indebtedness

Schedule 6.03 – Existing Liens

Schedule 6.05 – Investments in Certain Foreign Subsidiaries

(iv)

CREDIT AGREEMENT

CREDIT AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this “Agreement”) dated as of June 27, 2006 (the “Effective Date”), among TETRA TECHNOLOGIES, INC. (the “Parent”), a Delaware corporation; each Foreign Subsidiary (as defined herein) that from time to time becomes party hereto as a “Borrower” pursuant to Section 9.15 (including the Parent, collectively referred to as the “Borrowers”); the LENDERS party hereto, BANK OF AMERICA, NATIONAL ASSOCIATION and WELLS FARGO BANK N.A., as Syndication Agents, COMERICA BANK, as Documentation Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.

ARTICLE I

Definitions

The parties hereto agree as follows:

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Parent or any Restricted Subsidiary of (a) sufficient Equity Interests of a Person to cause such Person to become a subsidiary of the Parent; (b) all or substantially all of the property and/or operations of a Person, a division of a Person or a line of business of a Person, or (c) an Investment in an Unrelated Joint Venture.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period and Agreed Currency, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Reference Rate for such Interest Period and Agreed Currency multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Australian Dollars, British Pounds Sterling, Canadian Dollars, Japanese Yen, Mexican Pesos, Norwegian Krone, Swedish Krona, Swiss Francs, and Euros, and (iii) any other Eligible Currency which the Parent requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (ii), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Australian Dollars” means the lawful currency of Australia.

“Alternate Base Rate” means, for any day, (i) when used in reference to Swingline Loans, a rate per annum equal to the greater of (a) the Bank of America Prime Rate in effect on such day minus one percent (1%) and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (ii) when used in all other contexts, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurocurrency Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1: greater than or equal to 2.50 to 1	1.25%	0.00%	0.300%
Category 2: greater than or equal to 2.00 to 1 but less than 2.50 to 1	1.00%	0.00%	0.250%
Category 3: greater than or equal to 1.50 to 1 but less than 2.00 to 1	0.75%	0.00%	0.200%

Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 4 : greater than or equal to 1.00 but less than 1.50 to 1	0.625%	0.00%	0.175%
Category 5 : less than 1.00 to 1	0.50%	0.00%	0.150%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent’s fiscal year based upon the Parent’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Leverage Ratio shall be deemed to be in Category 1 at the request of the Required Lenders if the Parent fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received. Notwithstanding anything to the contrary set forth in this definition, the Applicable Rate for Swingline Loans shall be 0%.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as reasonably determined by the Administrative Agent from time to time in accordance with its usual practices.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank of America Prime Rate” means, on any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate.” The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

“Borrowers” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, in the same Agreed Currency and as to which a single Interest Period is in effect and (b) a Swingline Loan.

“Borrowing Request” means a request by the Parent for a Borrowing in accordance with Section 2.03.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Borrowings, a day (other than a Saturday or Sunday) on which banks generally are open in Houston and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Borrowings which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the Euro is open for business), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Houston, Texas for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, for any period, all expenditures and costs of the Parent and the Restricted Subsidiaries that are (or should be) capitalized on the consolidated balance sheet of the Parent in accordance with GAAP as of the end of such period but excluding (a) any transaction constituting an Acquisition and (b) capital expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Ceiling Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in the Texas Finance Code) for that day. The Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Parent, if and to the extent permitted by the Texas Finance Code. Without notice to any Borrower or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

“Change in Control” means, with respect to the Parent, the direct or indirect acquisition after the date hereof by any Person or related Persons constituting a group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) of (a) beneficial ownership of issued and outstanding Equity Interests issued by the Parent, the result of which acquisition is that such Person or group possesses at least 30% of the combined ordinary voting power of all then-issued and outstanding Equity Interests issued by the Parent, or (b) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Parent; but if the Parent effects a reorganization pursuant to Section 251(g) of the Delaware General Corporate Law, whereby, among other things, the Equity Interests issued by it become owned by a holding company, then (x) such event shall not constitute a “Change of Control” and (y) and the references in the preceding clause of this definition to “Parent” shall be deemed to be references to such holding company.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any binding request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Computation Date” is defined in Section 2.01.

“Consolidated Net Earnings” means with respect to the Parent and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Consolidated Restricted Subsidiaries, including cash dividends and distributions (not the return of capital) received from Persons other than Subsidiaries and after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; but there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) any extraordinary or non-recurring gains, losses or expenses during such period (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Earnings for such period, non-¬cash losses on sales of assets outside of the ordinary course of business); (b) non-¬cash gains, losses, expenses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives; (c) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (d) adjustments due to changes in accounting principles and the effect of discontinued operations; and (e) any equity in the undistributed earnings of any Person which is not a Subsidiary.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Contribution Agreement” means that certain Contribution Agreement dated as of September 7, 2004 by and among the Parent and the Guarantors, as the same may be amended, modified, supplemented and restated--and joined in pursuant to a joinder agreement--from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service” means the sum of (i) Interest Expense and (ii) scheduled principal payments on Indebtedness, determined in each case for the applicable period on a consolidated basis for Parent and its Consolidated Restricted Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Divestiture” means the divesture by the Parent or any Restricted Subsidiary of either (a) sufficient Equity Interests of a Restricted Subsidiary to cause such Person to no longer be a subsidiary of the Parent or (b) substantially all of property and/or operations of a Restricted Subsidiary, a division of the Parent or any Subsidiary or a line of business of the Parent or any Restricted Subsidiary.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent of such currency in Dollars if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.01.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, without duplication, for any period, the sum of Consolidated Net Earnings plus, to the extent deducted in calculating Consolidated Net Earnings: (a) Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (b) U.S. federal, state and foreign income tax expense, (c) depreciation, depletion and amortization expenses and (d) any other non-cash charges (including non-cash stock option costs and non-

cash losses on the sale of assets) and minus, to the extent included in the statement of such Consolidated Net Earnings for such period, any non-cash income (including non-cash gains on the sale of assets); but, for the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of any financial ratio, if at any time during such Reference Period (x) the Parent or any Consolidated Restricted Subsidiary shall have made any Divestiture, then EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Divestiture for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period; (y) the Parent or any Consolidated Restricted Subsidiary shall have made any Acquisition or Capital Expenditure, then EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Acquisition or Capital Expenditure occurred on the first day of such Reference Period, and after giving effect to any credit received for certain costs and savings recognized by the SEC associated with such Acquisition; or (z) a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, then EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such redesignation had occurred on the first day of such Reference Period.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Parent, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority in effect in any and all jurisdictions in which the Parent or any Restricted Subsidiary is conducting or at any time has conducted business, or where any property of the Parent or any Restricted Subsidiary is located, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency on the London market at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then-lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency” means any Agreed Currency.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as the Administrative Agent may from time to time specify to the Parent and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Reference Rate” means, with respect to a Eurocurrency Borrowing for the relevant Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period, for deposits in the applicable Agreed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Reference Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the applicable Agreed Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank, N.A.’s London Branch (or other JPMorgan Chase Bank, N.A. branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days before the commencement of such Interest Period. The parties hereto understand that the applicable Eurocurrency Reference Rate for Dollar-denominated Eurocurrency Loans is commonly referred to as “LIBOR.”

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Credit Agreement” shall have the meaning ascribed to such term in Section 9.18.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; but if (a) such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Foreign Borrower” means any Borrower other than the Parent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Parent is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Parent that is organized under the laws of a jurisdiction other than that in which the Parent is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Indebtedness” means Indebtedness of the kinds referred to in clauses (a), (b), (d), (g), and (h) of the definition thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Parent, any Restricted Subsidiary, any of their properties, the Administrative Agent, the Issuing Bank or any Lender.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase

of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; but the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means all Material Domestic Subsidiaries that are Restricted Subsidiaries, now or hereafter existing and all other Subsidiaries (if any) now or hereafter executing or becoming party to the Guaranty.

“Guaranty” means that certain Guaranty dated as of September 7, 2004 executed by the Guarantors in favor of the Administrative Agent and any and all other guaranties now or hereafter executed in favor of the Administrative Agent guaranteeing the Obligations hereunder pursuant to Section 5.10 as any of them may from time to time be amended, modified, restated or supplemented.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all payment obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others of the kinds referred to in clauses (a), (b), (d), (g) and (h) of this definition, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; but “Indebtedness” shall not include normal operating liabilities accrued in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA minus cash income tax expense minus Maintenance Capital Expenditures minus cash dividends and cash distributions by the Parent and minus cash spent by the Parent to acquire treasury stock to (b) Interest Expense, in each case for the 12 months then ending and determined on a consolidated basis for the Parent and its Restricted Subsidiaries.

“Interest Election Request” means a request by the Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, total cash interest expense accruing on Indebtedness of the Parent and its Consolidated Restricted Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capitalized Lease Obligations and amounts (both positive and negative) attributable to interest expense incurred under Swap Agreements), determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September, and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day before the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; but (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (i) the purchase, holding or acquisition (including pursuant to any merger) of any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, (ii) the making of (or permitting to exist) any loans or advances to, the Guarantee of any obligations of, or the making of (or permitting to exist) any investment in any other Person, and (iii) the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means Bank of America, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Without limiting the foregoing, as to any particular Letter of Credit, the Borrower and any Lender may agree that such Lender (or an Affiliate of such Lender) shall be the “Issuing Bank” and in such event, references herein to the “Issuing Bank” shall refer to such Lender in its capacity as the Issuing Bank and such Lender shall be entitled to all of the rights, benefits and privileges of the Issuing Bank under this Agreement and the other Loan Documents (provided that the address of such Issuing Bank shall, in lieu of the address set forth in Section 9.1(a)(iii) hereof, be such address as the Borrower and such Issuing Bank may agree in writing). If any Letter of Credit is issued by any Person other than Bank of America, National Association or its Affiliates, written notice thereof shall be given to the Administrative Agent designating the applicable Issuing Bank and providing applicable administrative information.

“Joint Venture” means a Person (regardless of the type of entity) (a) which has issued Equity Interests held by the Parent or a Restricted Subsidiary; (b) which is not a Subsidiary; and (c) in which the Parent has, directly or indirectly, at least 20% of the ordinary voting power.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.07(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (or pursuant to the Existing Credit Agreement).

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Funded Indebtedness as of such date to (b) EBITDA for the 12 months then ended, determined in each case on a consolidated basis for Parent and its Consolidated Restricted Subsidiaries.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, collateral assignment or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions, in each case whether based on common law, constitutional provision, statute or contract.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Notice of Entire Agreement, the Contribution Agreement, any subordination agreement relating to Subordinated Debt, all instruments, certificates and agreements now or hereafter executed or delivered by any Loan Party to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the obligations under this Agreement and the other Loan Documents or any commitment regarding such obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing; but no Swap Agreement shall be a Loan Document.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Maintenance Capital Expenditures” means, for any date in any fiscal year of the Parent, an amount equal to 8% of the property, plant and equipment (net of depreciation and amortization, and as established in accordance with GAAP) of the Parent and the Consolidated Subsidiaries as of the last day of the immediately preceding fiscal year.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Parent and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that is a Material Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding an amount equal to six percent (6%) of the net worth of the Parent, determined on a consolidated basis and in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date, any Subsidiary that is (a) is a Wholly-Owned Subsidiary and (b) owns assets having a net book value equal to or greater than three percent (3%) of the net worth of the Parent, determined on a consolidated basis in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to the sale of any Equity Interests by the Parent, all cash received by the Parent from such sale after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such sale of Equity Interests.

“Notes” shall have the meaning assigned to such term in Section 2.02(a) hereof.

“Notice of Entire Agreement” means a notice of entire agreement executed by each Loan Party and the Administrative Agent, as the same may from time to time be amended, modified, supplemented or restated.

“Obligations” means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure, plus (iii) all other liabilities, obligations and indebtedness under any Loan Document of any Loan Party.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the Related Businesses and are for claims which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, if any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Parent or any Restricted Subsidiary or materially impair the value of such property subject thereto;

(e) maritime liens for crew wages or for salvage and general average and other maritime liens, each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(f) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, if no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Parent or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(g) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of the Parent or any Restricted Subsidiary that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by the Parent or any Restricted Subsidiary or materially impair the value of such property subject thereto;

(h) Liens on cash or securities pledged to secure performance of tenders, appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and

(i) judgment and attachment Liens not giving rise to an Event of Default, if any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

but the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investment Foreign Subsidiary” means a Foreign Subsidiary which is (i) organized under the laws of Norway, Switzerland or Australia or any political subdivision thereof, (ii) organized under the laws of a political subdivision of North America, (iii) organized under the laws of a country which is a member of the European Union as of the date hereof or (iv) otherwise designated in writing as a “Permitted Investment Foreign Subsidiary” by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means, on any day, the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate.” The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan Chase Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Leverage Ratio” means the pro forma Leverage Ratio after giving effect to all recently completed and planned Acquisitions, Capital Expenditures and Divestitures, all as further described in this definition. The Pro Forma Leverage Ratio will always be computed as of the date of the most recent consolidated financial statements of the Parent delivered to the Administrative Agent; the numerator of the Pro Forma Leverage Ratio shall include all Funded Indebtedness incurred in connection with Acquisitions and Capital Expenditures consummated after the date of such financial statements and exclude all Funded Indebtedness repaid in connection with Divestitures consummated after the date of such financial statements, and the denominator shall be pro forma EBITDA as if all Acquisitions, Capital Expenditures and Divestitures consummated after the date of the income statement had been made one year before the date of such financial statements; and in the case of both the numerator and the denominator, after giving pro forma effect to (a) any redesignation of a Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary as if such redesignation had occurred one year before the date of such income statement and (b) the planned Acquisition or Capital Expenditure which caused the Pro Forma Leverage Ratio to be computed for purposes of determining compliance with Section 6.08.

“Register” has the meaning set forth in Section 9.04.

“Related Businesses” means the lines of business in which the Parent and the Subsidiaries are engaged, as described in the public filings of the Parent with the SEC through the Effective Date, together with those businesses that are reasonably related thereto.

“Related Joint Venture” means a Joint Venture which is engaged primarily in a Related Business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.

“Responsible Officer” means the Chief Executive Officer, the President, any Financial Officer or any Vice President of the Parent.

“Restricted Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.07 and (b) assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, as the same may be amended from time to time, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $200,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Maturity Date” means the date five years after the date hereof.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission and any successor entity performing similar functions.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board and currently set at zero). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means all Indebtedness of a Person that has been subordinated on terms and conditions satisfactory to the Required Lenders, in their sole discretion, to all of the Obligations, whether now existing or hereafter incurred. Indebtedness shall not be considered as “Subordinated Debt” unless and until the Administrative Agent shall have received copies of the documentation evidencing or relating to such Indebtedness, including (unless each promissory note evidencing such Indebtedness and each Guarantee of such Indebtedness contains or refers to subordination provisions in form and substance satisfactory to the Required Lenders) a subordination agreement, in form and substance satisfactory to the Required Lenders, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of the required subordination.

“Subordinated Debt Documents” means any indenture or note under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; but no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time. The initial maximum amount of Swingline Exposure is an amount equal to ten percent (10%) of the aggregate amount of the Revolving Commitments on the Effective Date.

“Swingline Lender” means Bank of America, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.18.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of each other document and instrument required to satisfy the conditions precedent to the initial Loan hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Unrelated Joint Venture” means a Joint Venture which is not a Related Joint Venture.

“Unrestricted Subsidiary” means any Subsidiary of the Parent designated as such on Schedule 3.12 or which the Parent has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.09.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent or one or more of the Wholly-Owned Subsidiaries or by the Parent and one or more of the Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding mascu¬line, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. All financial amounts shall be computed without duplication. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; but if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice requesting an amendment is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; but, with respect to any Letter of Credit that, by its terms or the terms of any Loan Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

SECTION 2.01 Revolving Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Revolving Availability Period in Agreed Currencies in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; but (1) at no time shall Revolving Loans be outstanding hereunder in more than ten Agreed Currencies; (2) the aggregate amount of Revolving Loans in Agreed Currencies other than Dollars at any one time outstanding shall not exceed an amount equal to thirty-five percent (35%) of the then current aggregate amount of the Revolving Commitments, and (3) all ABR Borrowings shall be made in Dollars. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Determination of Dollar Amounts; Required Payments. The Administrative Agent will determine the Dollar Amount of:

(1) each Eurocurrency Borrowing in Agreed Currencies other than Dollars as of the date three Business Days before such Borrowing or, if applicable, date of conversion/continuation of such Borrowing, and

(2) all outstanding Eurocurrency Borrowings in Agreed Currencies other than Dollars on and as of the last Business Day of each calendar quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (1) and (2) is herein described as a “Computation Date” with respect to each Eurocurrency Borrowing in Agreed Currencies other than Dollars for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Eurocurrency Borrowings in Agreed Currencies other than Dollars (calculated as of the most recent Computation Date with respect to each such Eurocurrency Borrowing) exceeds an amount equal to thirty-five percent (35%) of the then current aggregate amount of the Revolving Commitments, the Borrowers shall promptly, but in any event within ten Business Days after notice thereof to the Parent, repay Eurocurrency Borrowings in Agreed Currencies other than Dollars in an aggregate principal amount sufficient to eliminate any such excess.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; but the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder. The Loans made by each Lender shall be evidenced by a single Note of the Borrowers (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a “Note,” collectively, the “Notes”) in substantially the forms of Exhibit C-1 (Revolving Loans), and Exhibit C-2 (Swingline Loans) respectively, payable to the order of such Lender in a principal amount equal to the applicable Commitment of such Lender with respect to Revolving Loans, and in a principal amount equal to ten percent (10%) of the then current aggregate amount of the Revolving Commitments with respect to Swingline Loans and otherwise duly completed. Each Lender is hereby authorized by the Borrowers to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to the Borrowers hereunder, the Borrower receiving such Loan and the amount of each payment or prepayment of principal of such Loan received by such Lender, but any failure by such Lender to make any such endorsement shall not affect the obligations of the Borrowers under such Note or hereunder in respect of such Loan.

(b) Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; but any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000; but an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Each Swingline Loan shall be in an amount that is at least $100,000 and an integral multiple of $50,000. Borrowings of more than one Type and Class may be outstanding at the same time; but there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing, the Parent shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; but no notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) shall be required. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Parent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Parent shall be deemed to have selected an Interest Period of one month’s duration. If no Agreed Currency is specified with respect to any requested Eurodollar Revolving Borrowing, then the Parent shall be deemed to have selected Dollars as the Agreed Currency with respect thereto. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit for its own account (or for the account of a subsidiary of such Borrower, as favouree), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All of the letters of credit issued and outstanding on the Effective Date under the Existing Credit Agreement shall be deemed to have been issued under this Agreement and shall be “Letters of Credit” for all purposes hereunder.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Parent shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the relevant Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed an amount equal to twenty-five percent

(25%) of the then current aggregate amount of the Revolving Commitments and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten Business Days before the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement on the date thereof; subject to the conditions to borrowing set forth herein, such reimbursement obligation shall be financed by an ABR Revolving Borrowing in an equivalent amount and the Borrowers shall be deemed to have requested and do hereby request, subject to the conditions to borrowing set forth herein, that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrowers fail to make such payment when due (whether through the funding of an ABR Revolving Borrowing or otherwise), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; but the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a

Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Parent by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; but any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (either with their own funds or a Borrowing under Section 2.04(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; but if the Borrowers fail to reimburse such LC Disbursement within five Business Days after such LC Disbursement, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Parent, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposures) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; but the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clauses (h) or (i) of Article VII. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.09(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.09(b) and no Default shall have occurred and be continuing.

(k) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any laws or regulations applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which the Issuing Bank in good faith deems material to it;

(2) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank, the violation of which the Issuing Bank has determined would have a material adverse effect on the Issuing Bank or its reputation;

(3) a default of any Lender’s obligations to fund under Section 2.04(d) or (e) exists or any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into satisfactory arrangements with the Borrowers, the Parent or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender; or

(4) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(l) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (1) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (2) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(m) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Parent when a Letter of Credit is issued, (1) the rules of the ISP shall apply to each standby Letter of Credit, and (2) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

SECTION 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders by (1) not later than 12:00 noon, Houston, Texas time, in the case of a Loan denominated in Dollars or (2) 12:00 noon, local time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in the case of a Loan denominated in an Agreed Currency other than Dollars; but Swingline Loans shall be made as provided in Section 2.18. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of the relevant Borrower designated in the applicable Borrowing Request maintained with the Administrative Agent and designated by the Parent in such Borrowing Request; but ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender before the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the designated Borrower a corresponding amount. If a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree (with the obligation of the Borrowers to be joint and several as among themselves) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, or (ii) in the case of the Borrowers, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period and be denominated in the Agreed Currency as specified in such Borrowing Request. Thereafter, the Parent may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect different Interest Periods and/or different Agreed Currencies therefor, all as provided in this Section. The Parent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Parent shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Parent were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Parent.

(c) Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Revolving Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Agreed Currency and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Parent shall be deemed to have selected an Interest Period of one month’s duration. If an Interest Election Request requests a Eurocurrency Borrowing but does not specify an Agreed Currency, then the Parent shall be deemed to have selected the same Agreed Currency as that of the Borrowing being continued.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Parent fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing and the Agreed Currency with respect thereto shall be converted (if necessary) to Dollars. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

(f) A Borrowing of any Class may not be converted to or continued as a Eurocurrency Borrowing if after giving effect thereto the sum of the aggregate principal amount of outstanding Eurocurrency Borrowings of such Class with Interest Periods ending on or before such scheduled repayment date plus the aggregate principal amount of outstanding ABR Revolving Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

SECTION 2.07 Termination, Reduction and Increase of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall termi¬nate on the Revolving Maturity Date.

(b) The Parent may at any time terminate, or from time to time reduce, the Commitments, but (i) each reduction of the Revolving Commitments shall be in an amount of at least $5,000,000 and that is an integral multiple of $1,000,000 and (ii) the Parent shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c) The Parent shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section, at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent pursuant to this Section shall be irrevocable; but a notice of termination of the Revolving Commitments delivered by the Parent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied. Any termination of the Revolving Commitments shall be permanent; any reduction of the Revolving Commitments shall be permanent, subject to increases pursuant to Section 2.07(d). Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d) If no Default or Event of Default shall have occurred and be continuing, the Parent shall have the right, without the consent of the Lenders, to effectuate from time to time before the termination of the Revolving Commitments an increase in the total of the Revolving Commitments by adding to this Agreement one or more commercial banks or other financial institutions approved by each of the Parent, the Administrative Agent, the Issuing Bank and the Swingline Lender (who shall, upon completion of the requirements stated in this paragraph, constitute Lenders hereunder), or by allowing one or more Lenders to increase its Revolving Commitment hereunder, so that such added and increased Revolving Commitments shall equal the increase in the total of the Revolving Commitments effectuated pursuant to this paragraph; but (1) anything to the contrary in this Agreement notwithstanding, in no event shall the aggregate amount of the Revolving Commitments outstanding at any time exceed $300,000,000, (2) no Lender’s Revolving Commitment shall be increased without the consent of such Lender, (3) on the effective date of any such increase in the total of the Revolving Commitments, there are no outstanding Eurocurrency Loans (that is, any outstanding Eurocurrency Loans must be prepaid as of such effective date) and (4) any new Lender’s Revolving Commitment shall be at least $5,000,000. Each party hereto hereby consents to the amendment of this Agreement to reflect any such increase and such additional or changed Revolving Commitments. The Parent shall give the Administrative Agent, the Issuing Bank and the Swingline Lender three Business Days’ notice of the Parent’s intention to increase the total of the Revolving Commitments pursuant to this paragraph. Such notice shall specify each new commercial bank or other financial institution, if any, the changes in amounts of Revolving Commitments that will result, and such other information as is reasonably requested by the Administrative Agent. Each new commercial bank or other financial institution, and each Lender agreeing to increase its Revolving Commitment, shall execute and deliver to the Administrative Agent and the Borrowers a document reasonably satisfactory to the Administrative Agent and the Parent pursuant to which it becomes a party hereto or increases such Revolving Commitment, as the case may be, which document, in the case of a new commercial bank or other financial institution, shall (among other matters) specify the domestic lending office and Eurocurrency lending offices of such new commercial bank or other financial institution, and shall deliver to the Administrative Agent an Administrative Questionnaire. In addition, the Borrowers shall execute and deliver a Note in the principal amount of the Revolving Commitment of each new commercial bank or other financial institution, or, against delivery to it of such Lender’s existing Note, a replacement Note in the principal amount of the increased Revolving Commitment of each Lender agreeing to increase its Commitment, as the case may be. Such Notes and other documents of the nature referred to in this paragraph shall be furnished to the Administrative Agent in form and substance as may be reasonably required by it. Upon the execution and delivery of such documents, such new commercial bank or financial institution shall constitute a “Lender” under this Agreement with a Revolving Commitment as specified therein, or such Lender’s Revolving Commitment shall increase as specified therein, as the case may be.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then-unpaid principal amount of each Swingline Loan on the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Agreed Currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; but the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.09 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty but subject to the requirements of this Section and Section 2.14. Each prepayment of the Revolving Loans shall be an integral multiple of $500,000 (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars) (or the then-outstanding principal amount of the Revolving Loans, if less) and, if a Eurocurrency Revolving Loan, shall be accompanied by accrued interest thereon. Each prepayment of the Swingline Loans shall be at least $100,000 and an integral multiple of $50,000 (or the then-outstanding principal balance of the Swingline Loans, if less).

(b) In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess, without premium or penalty but subject to the requirements of this Section and Section 2.14.

(c) Before any optional or mandatory prepayment of Borrowings hereunder, the Parent shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this Section.

(d) The Parent shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Houston, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; but if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.

SECTION 2.10 Fees.

(a) The Parent agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment (with the principal amount of each Eurocurrency Borrowing to be the Dollar Amount of such Eurocurrency Borrowing as determined on the most recent Computation Date with respect to such Eurocurrency Borrowing) of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing such commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose, except in respect of the Swingline Lender, whose Revolving Commitment shall be reduced by the Swingline Exposure for purposes of calculating fees due under this Section).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; but all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Parent agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstance, unless such fees were calculated in error, in which case, such fees shall be refunded to the extent of such miscalculation.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the lesser of (i) the Alternate Base Rate plus the Applicable Rate or (ii) the Ceiling Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the lesser of (i) the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) the Ceiling Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (i) the Ceiling Rate or (ii) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or in the case of any other overdue amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; but (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan before the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan before the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or to a Eurocurrency Reference Rate when the Agreed Currency is British Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest. If before the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Revolving Borrowing; but if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.13 Increased Costs.

(a) If any Change in Law shall, in the reasonable judgment of the relevant Lender or the Issuing Bank:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or the Issuing Bank; or

(ii) impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or main¬taining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receiv¬able by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this Section shall be delivered to the Parent, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; but the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days before the date that such Lender or the Issuing Bank, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if such Lender or the Issuing Bank, as the case may be, notifies the Parent of such Change of Law within 180 days after the adoption, enactment or similar act with respect to such Change of Law, then the 180-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certifi¬cate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, demonstrating in reasonable detail the calculation of the amounts, shall be delivered to the Parent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; but if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, demonstrating in reasonable detail the calculation of the amounts, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Parent shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Parent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the relevant Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); but the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrowing shall be repaid and each payment of interest thereon shall be paid in the currency in which such Borrowing was made. Except for payments of Swingline Loans, all payments of the Obligations hereunder shall be made to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Section 9.01(a), or at any other office of the Administrative Agent specified in writing by the Administrative Agent to the Parent, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (1) with respect to ABR Revolving Borrowings and Eurocurrency Borrowings denominated in Dollars, its address specified pursuant to Section 9.01(a) or at any office specified in a notice received by the Administrative Agent from such Lender and (b) with respect to Eurocurrency Borrowings denominated in an Agreed Currency other than Dollars, in the funds received from the Borrowers at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. The Administrative Agent is hereby authorized to charge any account of any Borrower maintained with JPMorgan Chase Bank, N.A. or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

(b) Notwithstanding the foregoing provisions of this Section, if, after the making of any Loan in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Loan was made (the “Original Currency”) no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such

Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(c) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, before 2:00 p.m., Houston, Texas time), on the date when due, in immediately available funds, without set off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas 77002, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified therein, all payments under each Loan Document shall be made in Dollars.

(d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(e) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; but (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Loan Party or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of set-off or counterclaim or otherwise obtain payment in respect of any Obligation owed to it other than principal of and interest accruing on the Loans and participations in the LC Disbursements and Swingline Loans, unless all of the outstanding principal of and accrued interest on the Loans and LC Disbursements have been paid in full. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(f) Unless the Administrative Agent shall have received notice from the Parent before the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. If the Borrowers have not in fact made such payment when due, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); but (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.18 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding an amount equal to ten percent (10%) of the then current aggregate amount of the Revolving Commitments or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; but the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and provided further that the Swingline Lender shall not, without the consent of the Required Lenders, make any Swingline Loan if any Event of Default exists of which the Swingline Lender has actual knowledge. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Parent shall notify the Swingline Lender of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Houston, Texas time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05. The Swingline Lender shall make each Swingline Loan available to the relevant Borrower by means of a credit to the account specified in such notice (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), by remittance to the Issuing Bank) by 3:00 p.m., Houston, Texas time, on the requested date of such Swingline Loan. The Swingline Lender will, within three (3) Business Days after the end of each fiscal quarter of the Parent, and from time to time upon the request of the Administrative Agent, notify the Administrative Agent of the amount of the Swingline Exposure at such time and the relevant details of the outstanding Swingline Loans.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, Houston, Texas time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. The Administrative Agent will give notice thereof to each Revolving Lender by 1:00 p.m., Houston, Texas time, on such Business Day, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional, subject to Swingline Lender’s compliance with the provisions of Section 2.18(a), and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Parent in writing of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted by the Administrative Agent to the Swingline Lender and to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear, such remittance to be made on the day of receipt if such payment is received by 2:00 p.m., Houston, Texas time, and before 10:00 a.m. of the following Business Day if such payment is received after 2:00 p.m., Houston, Texas time. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any agreement between the Swingline Lender and any Borrower relating to any Swingline Loan, the terms and conditions of this Agreement shall control.

(d) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its risk participation pursuant to Section 2.18(c) to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

SECTION 2.19 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Loan or (y) notifies either the Administrative Agent or the Parent that such Lender does not intend to make available its portion of any Loan (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders which are not Defaulting Lenders (the “Non-Defaulting Lenders”) based on their respective Commitments and no Commitment of any Lender or any pro rata share of any Loans required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Loans shall be applied to reduce the applicable Loans of each Lender pro rata based on the aggregate of the outstanding Loans of that type of all Lenders at the time of such application; but such amount shall not be applied to any Loans of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment of all Loans then outstanding.

(c) A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting

Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall be deemed not to be a Lender and not to have Loans outstanding.

(d) Other than as expressly set forth in this Section, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, the Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of the Administrative Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement and the other Loan Documents; but such determination by the Administrative Agent shall not affect the rights and obligations between such Defaulting Lender and the Parent.

SECTION 2.20 Market Disruption; Required Prepayment of Eligible Currency Loans.

(a) Notwithstanding the satisfaction of all conditions referred to in the Loan Documents with respect to any Borrowing in any Agreed Currency other than Dollars, if there shall occur on or before the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for such Borrowing to be denominated in the Agreed Currency specified by the Parent, then the Administrative Agent shall forthwith give notice thereof to the Parent and the Lenders, and such Borrowings shall not be denominated in such Agreed Currency but shall be made on the requested date of such Borrowing in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related notice, as the case may be, as ABR Revolving Borrowings, unless the Parent notifies the Administrative Agent at least one Business Day before such date that (i) the Borrowers elect not to borrow on such date or (ii) the Borrowers elect to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Borrowings would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related notice.

(b) If, in accordance with the definition of “Eligible Currency,” the Administrative Agent has notified the Lenders and the Parent that a currency previously designated as an Eligible Currency shall no longer be an Eligible Currency, then promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans denominated in Dollars or in another Agreed Currency, all subject to the other terms set forth in this Article.

SECTION 2.21 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrowers hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency on the Business Day preceding that on which final, non appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.16, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

SECTION 2.22 Nature of Obligations. Notwithstanding anything in the Loan Documents to the contrary, (a) the Parent and each Foreign Borrower shall be jointly and severally liable, each as a primary obligor, to the Administrative Agent and the Lenders for full payment and performance of (1) all of the Loans originally disbursed to an account of such Foreign Borrower (or otherwise disbursed for the benefit, or at the direction, of such Foreign Borrower), (2) the reimbursement of all LC Disbursements made for each Letter of Credit for which such Foreign Borrower (or its subsidiary, as favouree) is the applicant or account party; (3) all expenses of the types described in Section 9.03(a), and (4) any Obligations (whether for interest, fees, Indemnified Taxes, Other Taxes, break funding costs, expenses, indemnities or other amounts) related to such Loans, LC Disbursements, Letters of Credit and expenses (all of the Obligations described in this clause (a) being referred to as “Foreign Borrower Obligations”); (b) the Parent is liable to the Administrative Agent and the Lenders for full payment and performance of all of the Obligations (including all Foreign Borrower Obligations, regardless of whether any Foreign Borrower Obligation is or becomes void, voidable, unenforceable or ineffective as to the relevant Foreign Borrower), and (c) no Foreign Borrower shall be liable (whether jointly, severally, jointly and severally, contingently or otherwise) for any Obligation other than the Foreign Borrower Obligations of such Foreign Borrower.

ARTICLE III

Representations and Warranties

The Parent represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Parent and the Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by the Parent and each Restricted Subsidiary are within its organizational powers and have been duly authorized by all necessary organizational action. Each Loan Document executed and delivered as of the Effective Date has been duly executed and delivered by each Loan Party signatory thereto and constitutes a legal, valid and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Parent or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Restricted Subsidiary.

SECTION 3.04 Financial Condition. The Parent has heretofore furnished to the Lenders the Parent’s consolidated balance sheet and statements of income, stockholders equity and cash flows (1) as of and for the fiscal year ended December 31, 2005 and (2) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (2) above. From March 31, 2006 through the date hereof, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Parent and the Subsidiaries, taken as a whole. Except as set forth on Schedule 6.02, after giving effect to the

Transactions, none of the Parent or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or unrealized losses.

SECTION 3.05 Properties.

(a) The Parent and each Material Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Parent and each Material Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and its use thereof does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) As of the Effective Date, except as disclosed in the Parent’s SEC filings or otherwise disclosed in writing to the Lenders, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Parent or any Restricted Subsidiary (i) as to which there is a reasonable possi¬bility of an adverse determination and that, if adversely deter¬mined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) In each case except with respect to any matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Except as disclosed in the Parent’s SEC filings or otherwise disclosed in writing to the Lenders, the Parent and each Restricted Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment and Holding Company Status. Neither the Parent nor any Material Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regula¬tion under, the Public Utility Holding Company Act of 1935.

SECTION 3.09 Taxes. The Parent and each Material Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

SECTION 3.11 Disclosure. The Parent has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Parent or any Restricted Subsidiary is subject, and all other matters known to any of them, that could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Parent or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; but (a) with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and (b) projections concerning volumes attributable to oil and gas properties and production and cost estimates contained in reserve reports are necessarily based on professional opinions, estimates and projections, and the Parent does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

SECTION 3.12 Subsidiaries. The Parent has no Subsidiaries other than as set forth on Schedule 3.12; unless otherwise noted thereon and subject to change as provided in Section 6.09, each Subsidiary listed on Schedule 3.12 is a Restricted Subsidiary. Except as noted thereon, the Parent owns, directly or indirectly, all of the Equity Interests in and to each Subsidiary listed on Schedule 3.12.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) counterparts of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed counterparts of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from the Borrowers an original of each Note signed on behalf of the Borrowers.

(c) The Administrative Agent (or its counsel) shall have received from Borrowers and from each other party to the Loan Documents (other than the Notes) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.

(d) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins L.L.P. and of Jared D. Nielsen & Associates, P.C., each counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent and its counsel, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an appropriate officer or other responsible party acceptable to Administrative Agent on behalf of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or before the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

Without limiting the generality of the provisions of Section 8.04, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Administrative Agent shall have received notice from such Lender before the proposed closing date specifying its objection thereto. The Administrative Agent shall notify the Parent and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (provided that the Parent shall be deemed to have furnished said annual audited financial statements for purposes of this Section if the same shall have timely been made available on "EDGAR" and/or on its home page on the worldwide web (at the date of this Agreement located at www.tetratec.com) and the Parent shall have complied with Section 5.01(e) in respect thereof);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Finan¬cial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (provided that the Parent shall be deemed to have furnished said quarterly financial statements for purposes of this Section if the same shall have timely been made available on "EDGAR" and/or on its home page on the worldwide web (at the date of this Agreement located at www.tetratec.com) and the Parent shall have complied with Section 5.01(e) in respect thereof);

(c) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, and within 90 days after the end of the fourth of such fiscal quarters, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments (in the case only of the financial statements for the first three fiscal quarters of each fiscal year of the Parent) and the absence of footnotes (provided that the Parent shall be deemed to have furnished said quarterly financial statements for purposes of this Section if the same shall have timely been made available on "EDGAR" and/or on its home page on the worldwide web (at the date of this Agreement located at www.tetratec.com) and the Parent shall have complied with Section 5.01(e) in respect thereof);

(d) concurrently with any delivery of financial statements under clauses (a), (b) or (c) above, a certificate of a Financial Officer of the Parent, substantially in the form of Exhibit B hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01 and 6.08 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) promptly after the same become publicly available (whether on "EDGAR" or the Parent's homepage on the worldwide web or otherwise), notice (which may be sent by email) to the Administrative Agent of the filing of the financial statements referred to in Sections 5.01(a) and (b) (on Form 10-K or Form 10-Q, as applicable); and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

SECTION 5.02 Notices of Material Events. The Parent will furnish to the Administrative Agent written notice within ten Business Days after any Responsible Officer obtains knowledge of the following:

(a) the occurrence of any Default; and

(b) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Parent will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; but the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04 Payment of Taxes. The Parent will, and will cause each Restricted Subsidiary to, pay all liabilities for Taxes before the same shall become delinquent or in default after giving effect to all applicable grace and cure periods, except where the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. The Parent will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Insurance. The Parent will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are reasonably maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Parent will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07 Books and Records; Inspection and Audit Rights. The Parent will, and will cause each Material Subsidiary to, keep proper books of record and account of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each Material Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.08 Compliance with Laws. The Parent will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Loans will be used only for general corporate and working capital purposes, which may include Capital Expenditures, the making of Acquisitions, stock buy-backs and refinancing existing Indebtedness. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.10 Guaranty. In the event that the Parent determines that any Restricted Subsidiary is a Material Domestic Subsidiary and that such Subsidiary is not a party to the Guaranty, the Parent shall promptly, but in any event within 30 days thereof, cause such Restricted Subsidiary to guarantee the Indebtedness pursuant to the Guaranty (or a joinder or supplement thereto).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01 Financial Covenants.

(a) Interest Coverage Ratio. The Parent will not permit the Interest Coverage Ratio at the end of any of its fiscal quarters to be less than 3.00 to 1.

(b) Leverage Ratio. The Parent will not permit the Leverage Ratio at the end of any of its fiscal quarters to be greater than 3.00 to 1.

SECTION 6.02 Indebtedness. The Parent will not, and will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations, and any Guarantee thereof;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.02;

(c) Indebtedness between the Parent and any Restricted Subsidiary or between Restricted Subsidiaries, to the extent not prohibited by Section 6.05;

(d) Guarantees by any Restricted Subsidiary of Indebtedness of the Parent or any other Restricted Subsidiary or by the Parent of any Indebtedness of any Restricted Subsidiary, all subject to Section 6.05;

(e) purchase money Indebtedness and Indebtedness under Capitalized Lease Obligations in an aggregate amount not exceeding, at any one time outstanding, the greater of (i) $20,000,000 or (ii) fifteen percent (15%) of EBITDA of the Parent, determined on a consolidated basis, for the twelve (12) month period ending on the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available;

(f) Indebtedness associated with workers’ compensation claims, performance, bid, surety or similar bonds or surety obligations required by governmental requirements or third parties in connection with the operation of the businesses of the Parent and the Restricted Subsidiaries;

(g) Indebtedness assumed or acquired in connection with any Acquisition, if such Indebtedness was not incurred in contemplation of such Acquisition;

(h) Secured Indebtedness permitted by Section 6.03(f);

(i) Endorsements of negotiable instruments for collection in the ordinary course of business;

(j) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are not greater than 60 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(k) Subordinated Debt;

(l) other unsecured Indebtedness in an aggregate principal amount not exceeding $450,000,000 at any one time outstanding; and

(m) extensions, renewals, refinancings and replacements of any of the foregoing that do not increase the outstanding principal amount thereof.

SECTION 6.03 Liens. The Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) any Lien on any property or asset existing on the date hereof and set forth in Schedule 6.03;

(c) Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness permitted pursuant to this Agreement, if such Liens are only in respect of the property or assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness;

(d) Liens on property acquired in an Acquisition, if such Liens were not incurred in contemplation of such Acquisition;

(e) Permitted Encumbrances; and

(f) Liens not otherwise permitted by the foregoing clauses of this Section; but the aggregate principal or face amount of all Indebtedness secured under this clause shall not exceed at any time the greater of (i) $20,000,000 or (ii) eight and one-half percent (8-1/2%) of the net worth of the Parent, determined on a consolidated basis and in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available.

SECTION 6.04 Fundamental Changes.

(a) The Parent will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve (other than a liquidation or dissolution of a Restricted Subsidiary which the Parent has determined to be in the best interests of the Parent, on a consolidated basis, and is not materially disadvantageous to the Lenders); but the Parent or any Restricted Subsidiary may participate in a consolidation with any other Person if

(i) (A) no Event of Default is continuing, (B) any such consolidation would not cause a Default hereunder, (C) if the Parent consolidates with any Person, the Parent shall be the surviving Person, and (D) if any Restricted Subsidiary consolidates with any Person (other than the Parent or a Restricted Subsidiary) and such Restricted Subsidiary is not the surviving Person, such surviving Person shall expressly assume in writing (in form and substance satisfactory to the Administrative Agent) all obligations of such Restricted Subsidiary under the Loan Documents;

(ii) any Restricted Subsidiary (including a Foreign Subsidiary) may participate in a consolidation with the Parent (if the Parent shall be the continuing or surviving Person) or any other Restricted Subsidiary that is a Domestic Subsidiary (but if one of such parties to the consolidation is a Foreign Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person) and if one of such Restricted Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary; and

(iii) any Foreign Subsidiary of the Parent may participate in a consolidation with any one or more Foreign Subsidiaries; but if one of such Foreign Subsidiaries is a Wholly-Owned Subsidiary, the survivor shall be a Wholly-Owned Subsidiary.

Notwithstanding anything to the contrary contained in this Section, the Parent may effect a reorganization pursuant to Section 251(g) of the Delaware General Corporate Law, whereby, among other things, the Equity Interests issued by it become owned by a holding company.

(b) The Parent will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than the Related Businesses.

SECTION 6.05 Investments.

(a) The Parent will not, and will not permit any Restricted Subsidiary to, make any Investment in any Unrestricted Subsidiary if, as a result thereof, the aggregate amount (measured at the time of investment) of all Investments made by the Parent and Restricted Subsidiaries in Unrestricted Subsidiaries at such time would exceed twenty percent (20%) of the net worth of the Parent, determined on a consolidated basis and in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available.

(b) Except for the Investments described on Schedule 6.05, the Parent will not, and will not permit any Restricted Subsidiary to, make any Investment in any Foreign Subsidiary which is not a Permitted Investment Foreign Subsidiary if, as a result thereof, the aggregate amount (measured at the time of investment) of all Investments (other than the Investments described on Schedule 6.05) made by the Parent and Restricted Subsidiaries in Foreign Subsidiaries which are not Permitted Investment Foreign Subsidiaries at such time would exceed ten percent (10%) of the net worth of the Parent, determined on a consolidated basis and in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available.

SECTION 6.06 Transactions with Affiliates. The Parent will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Parent and/or the Restricted Subsidiaries not involving any other Affiliate.

SECTION 6.07 Additional Material Domestic Subsidiaries. The Parent will not, and will not permit any Subsidiary to, form or acquire any Material Domestic Subsidiary after the Effective Date, except that the Parent or any Subsidiary may form, create or acquire a wholly-owned Material Domestic Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default and (b) if such Material Domestic Subsidiary is a Restricted Subsidiary, such Material Domestic Subsidiary shall execute and deliver a Guaranty (or, at the option of Administrative Agent, a joinder to the Guaranty executed as of September 7, 2004).

SECTION 6.08 Capital Expenditures and Acquisitions. If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 2.25 to 1, then the Parent will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Parent permit the aggregate amount of all Capital Expenditures and Acquisitions to exceed $250,000,000 (or its equivalent in other currencies as of the date of each relevant transaction); subject to the foregoing, the Parent and the Restricted Subsidiaries may at any time make any Acquisition or Capital Expenditure.

SECTION 6.09 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 3.12 as of the Effective Date or thereafter, any Person that becomes a Subsidiary of the Parent or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Parent may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Parent’s direct and indirect ownership interest in such Subsidiary and such Investment would not be prohibited to be made at the time of such designation under Section

6.05; but no Borrower may become an Unrestricted Subsidiary. Except as provided in this Section, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Parent and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date) and (ii) no Default would exist. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Parent’s direct and indirect ownership interest in such Subsidiary or the amount of the Parent’s cash Investment previously made for purposes of the limitation on Investments under Sections 6.05.

SECTION 6.10 Unrestricted Subsidiaries.

(a) The Parent will cause the management, business and affairs of each of the Parent and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting properties of the Parent and the Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary will be treated as a Person separate and distinct from Parent and the Restricted Subsidiaries.

(b) The Parent will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Parent or any Restricted Subsidiary

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepay¬ment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Parent shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.09 or 5.10, in the second sentence of Section 5.07 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) any Borrower becoming aware of such failure and (ii) notice thereof from the Administrative Agent to the Parent (which notice will be given at the request of the Required Lenders);

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and the same shall continue beyond all applicable grace periods;

(g) any event or condition occurs (other than as a result of the voluntary sale or transfer of property securing any Indebtedness, if such Indebtedness is paid or satisfied concurrently with such sale or transfer) that results in any Material Indebtedness becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Material Subsidiary or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (exclusive of amounts covered by insurance) in an aggregate amount in excess of an amount equal to six percent (6%) of the net worth of the Parent, determined on a consolidated basis and in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available, shall be rendered against the Parent or any Material Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Parent or any Material Subsidiary described in clauses (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent, take either or both of the following actions, at the same or different times: (1) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (2) declare the Loans then out¬standing to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Parent or any Material Subsidiary described in clauses (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without present¬ment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment and Authorization of Administrative Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrowers, the Parent nor any other Loan Party shall have rights as a beneficiary (as a third party or otherwise) of any of such provisions other than as expressly provided in this Article, including Section 8.06.

SECTION 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to Lenders.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any Subsidiary that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by a Borrower, a Lender, the Swingline Lender or the Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank before the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; but if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub Administrative Agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective Affiliates and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.10 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Affiliates and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 9.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.09 Guaranty Matters. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release each Guarantor that is permitted to be released from its Guaranty pursuant to the terms hereof or the other Loan Documents. The Administrative Agent shall have no obligation whatsoever to any Lender, the Issuing Bank or any other Person to assure that the any collateral exists or is owned by the Borrowers or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in any collateral as one of Lenders and that the Administrative Agent shall have no duty or liability whatsoever to Lenders or the Issuing Bank.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Parent or any other Borrower, to it at TETRA Technologies, Inc., 25025 I-45 North, The Woodlands, Texas 77380, Attention: Joseph M. Abell, III, Senior Vice President & Chief Financial Officer (Telecopy No. (281) 364-4346), with a copy to Bass C. Wallace, Jr., General Counsel, at the same address (Telecopy No. (281) 364-4398);

(ii) if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 712 Main Street, Houston, Texas 77002, Attention: Manager, Middle Market Banking (Telecopy No. 713-216-1853);

(iii) if to the Issuing Bank, to Bank of America, National Association, Trade Operations-Los Angeles, 333 S. Beaudry Avenue, 19th Floor, Mail Code: CA9-703-19-23, Los Angeles, California 90017-1466, Attention: Tai Anh Lu (Telecopy No. (213) 345-6684);

(iv) if to the Swingline Lender, to Bank of America, National Association, 901 Main Street, Mail Code: TX1-492-14-14, Dallas, Texas 75202, Attention: Monica Barnes, Client Services Representative (Telecopy No. (214) 290-9442); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; but the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; but approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Reliance by Administrative Agent. Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower or the Parent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent shall indemnify Administrative Agent, the Issuing Bank, each Lender and the Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effec¬tive only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; but no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment (including any mandatory prepayment) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(d) or (e) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Guarantor from liability under the Guaranty or limit the liability of any Guarantor in respect of the Guaranty (except as expressly permitted by the terms hereof or the other Loan Documents), without the written consent of each Lender, or

(vii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent or the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers jointly and severally agree to pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provi¬sions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers agree to indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; but such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, BUT THE PRESENCE OF ORDINARY NEGLIGENCE SHALL NOT AFFECT THE AVAILABILITY OF SUCH INDEMNITY.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Issuing Bank or the Swingline Lender under paragraphs (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; but the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon (without duplication) its share of the sum of the total Revolving Exposures, and unused Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Parent, but no consent of the Parent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, but no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in respect of a Revolving Commitment and shall not result in the assigning Lender holding a Revolving Commitment of less than $5,000,000, unless each of the Parent and the Administrative Agent otherwise consent, but no such consent of the Parent shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, but this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; but if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); but (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; but such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, if such Participant agrees to be subject to Section 2.16(e) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; but no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Loan Party to file a registration statement with the SEC or to qualify the Loans under the “blue sky” laws of any state.

(f) Deemed Consent of Borrower. If the consent of the Parent to an assignment to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in of the Section 9.04(b)(ii)(A)), the

Parent shall be deemed to have given its consent 30 days after the date notice thereof has been delivered to the Parent by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Parent before such thirtieth day.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru¬ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstand¬ing and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of each court of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Borrower or its proper¬ties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here¬after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH

REGARD TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE ADMINISTRATIVE AGENT OR ANY LENDER MAY FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH BORROWER.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Interest Rate Limitation. The Borrowers, the Administrative Agent and the Lenders intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, but, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, using the actuarial method, during the full term of the Notes. In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Notes at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Article VII hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at any interest rate in excess of the Ceiling Rate. If the term of any Note is shortened by reason of acceleration or maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor. The Borrowers, the Administrative Agent and the Lenders agree pursuant to Chapter 346 (“Chapter 346”) of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Notes or any Loan and that neither the Notes nor any Loan shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.

SECTION 9.13 Syndication Agents and Documentation Agent. Each of Bank of America, National Association and Wells Fargo Bank, N.A., in its capacity as Syndication Agent, shall have no rights, powers, duties, obligations or liabilities under any Loan Document, but to the extent that for any reason any Person makes a claim against either of them, in its capacity as Syndication Agent and not as a Lender, the indemnification provisions in Article VIII and in Section 9.03 shall apply. Comerica Bank, in its capacity as Documentation Agent, shall have no rights, powers, duties, obligations or liabilities under any Loan Document, but to the extent that for any reason any Person makes a claim against it, in its capacity as Documentation Agent and not as a Lender, the indemnification provisions in Article VIII and in Section 9.03 shall apply.

SECTION 9.14 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Parent, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent or any Subsidiary; but in the case of Information disclosed pursuant to clause (c) above, the Administrative Agent, the Issuing Bank or the Lender, as applicable, shall promptly notify the Parent of such disclosure, to whom such disclosure was made, the content of such disclosure and any other information related thereto as reasonably requested by the Parent. For the purposes of this Section,

“Information” means all information received from any Borrower or any Subsidiary relating to the Parent or any Subsidiary and its businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis before disclosure to it by the Parent or a Subsidiary.

SECTION 9.15 Additional Borrowers. Any Foreign Subsidiary of the Parent may from time to time become a party to this Agreement upon the approval of the Lenders. Such Foreign Subsidiary shall become a party hereto as a Borrower for all purposes of this Agreement upon the execution and delivery by such Person and the Required Lenders of an Assumption Agreement in substantially the form of Exhibit D; whereupon, such Foreign Subsidiary shall have the same rights, benefits and obligations as a Borrower party hereto on the date hereof.

SECTION 9.16 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 9.17 Release of Certain Guarantors. The parties hereto hereby agree that each of the Subsidiaries listed on Schedule 9.17 are hereby fully released and discharged from any and all liabilities and obligations under the Guaranty and are no longer parties to the Guaranty. In the event that the Parent hereafter delivers a written notice to the Administrative Agent that any applicable Guarantor has ceased to be a Material Domestic Subsidiary or has ceased to be a Restricted Subsidiary and requests a release of such Guarantor from its liabilities and obligations under the Guaranty, the Administrative Agent shall promptly deliver to the Parent a written release, in form and substance reasonably satisfactory to the Parent, evidencing the full release and discharge of such Guarantor from the Guaranty.

SECTION 9.18 Amendment and Restatement. This Agreement amends and restates in its entirety that certain Credit Agreement (the “Existing Credit Agreement”) dated as of September 7, 2004 executed by and among the Parent, Bank of America, National Association, as Administrative Agent, and certain financial institutions therein set forth (the "Existing Lenders"), as the same may have been amended prior to the date hereof. From and after the date hereof, the Existing Lenders (other than the Lenders party hereto) shall have no further commitment or obligation to the Borrowers or any other Loan Party as a Lender under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TETRA TECHNOLOGIES, INC.,

a Delaware corporation

By: /s/Joseph M. Abell, III

Joseph M. Abell, III,

Senior Vice President &

Chief Financial Officer

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

The undersigned Guarantors hereby join in this Agreement to evidence their consent to execution of this Agreement, to confirm that each Loan Document now or previously executed by the undersigned applies and shall continue to apply to this Agreement, and to acknowledge that without such consent and confirmation, Lenders would not execute this Agreement.

TETRA INTERNATIONAL INCORPORATED

TETRA PROCESS SERVICES, L.C.

MARITECH RESOURCES, INC.

BEACON RESOURCES, LLC

EPIC DIVING SERVICES, LLC

By: /s/Bass C. Wallace, Jr.

Bass C. Wallace, Jr.,

Secretary of each of the above-named

corporations and limited liability companies

TETRA PRODUCTION TESTING SERVICES, L.P.

By: TETRA Production Testing GP, LLC,

its general partner

By: TETRA Applied Holding Company,

its sole member

By: /s/Bass C. Wallace, Jr.

Bass C. Wallace, Jr.,

Secretary

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

TETRA APPLIED TECHNOLOGIES, L.P.

By: TETRA Applied GP, LLC,

its general partner

By: TETRA Applied Holding Company,

its sole member

By: /s/Bass C. Wallace, Jr.

Bass C. Wallace, Jr.,

Secretary

COMPRESSCO FIELD SERVICES, INC.

By: /s/Bass C. Wallace, Jr.

Bass C. Wallace, Jr.,

Secretary

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

Vice President

MARITECH TIMBALIER BAY, LP

By: MARITECH LOUISIANA, LLC,

its general partner

By: /s/Bass C. Wallace, Jr.

Bass C. Wallace, Jr.,

Secretary

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

JPMORGAN CHASE BANK, N..A,

as Administrative Agent

By: /s/Matthew Smith

Name: Matthew Smith

Title: Vice President

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

BANK OF AMERICA, NATIONAL

ASSOCIATION, individually, as Issuing Bank

and as Swingline Lender

By: /s/David A. Batson

Name: David A. Batson

Title: Senior Vice President

BANC OF AMERICA SECURITIES LLC,

as a Syndication Agent

By: /s/David A. Batson

Name: David A. Batson

Title: Senior Vice President

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

WELLS FARGO BANK, N.A.,

individually and as a Syndication Agent

By: /s/C. David Allman

Name: C. David Allman

Title: Vice President

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

COMERICA BANK,

Individually and as Documentation Agent

By: /s/S. John Castellano

Name: S. John Castellano

Title: Senior Vice President

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

COMPASS BANK

By: /s/Frank Carvelli

Name: Frank Carvelli

Title: Vice President

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]

DnB NOR BANK ASA

By: /s/Philip F. Kurpiewski

Name: Philip F. Kurpiewski

Title: Senior Vice President

By: /s/Kevin O'Hara

Name: Kevin O'Hara

Title: Vice President

[unnumbered signature page to TETRA Technologies, Inc. Credit Agreement]